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                                                                    Exhibit 99.1


                                            CONTACT:   Robert H. Becker
                                                       President & CEO
                                                       517-374-3588

                                                 OR:  John W. Abbott
                                                      Executive Vice
                                                      President & COO
                                                      517-483-4871


                                  NEWS RELEASE

FOR IMMEDIATE RELEASE -- APRIL 16, 1997
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                          CFSB BANCORP, INC. ANNOUNCES
                            STOCK REPURCHASE PROGRAM

Lansing, Michigan -- CFSB Bancorp, Inc., (NASDAQ-NMS: CFSB) holding company for Community First Bank, announced today it is commencing a stock repurchase program to acquire up to 235,000 shares of the Corporation's common stock, which represents approximately 5 percent of the outstanding common shares. The program will be dependent upon market conditions and there is no guarantee as to the exact number of shares to be repurchased by the Corporation.

Robert H. Becker, President and Chief Executive Officer, stated the Board of Directors has authorized the repurchase program, which is expected to be completed within 12 months, subject to market conditions. Mr. Becker explained the Board of Directors considers the Corporation's common stock to be an attractive investment. In addition, the repurchase program is designed to offset the future dilution incurred in connection with the administration of the Corporation's stock option plans and the possible issuance of stock dividends. It is expected a reduction in the amount of the Corporation's outstanding stock would have the effect of increasing the Corporation's per share earnings and represent a continuing benefit to remaining stockholders.

According to Mr. Becker, the repurchases generally would be effected through open market purchases, although he did not rule out the possibility of unsolicited negotiated transactions or other types of repurchases.

The Board of Directors approved a similar repurchase program in June 1996 authorizing the Corporation to repurchase 246,000 shares of common stock. This program is now complete.

CFSB Bancorp, Inc., is the holding company for Community First Bank which specializes in residential mortgage lending and retail banking services. With headquarters in Lansing, Michigan, the Bank serves mid-Michigan from 17 office locations and six additional off-site 24-hour ATM Banking Centers. Total assets of CFSB Bancorp at March 31, 1997, were $834.3 million and stockholders' equity, all tangible, was $63.6 million.


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